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                            SCHEDULE 14A INFORMATION

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                                COTELLIGENT, INC.
              ----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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              * RELEASED TO SECURITY HOLDERS ON JULY 8, 2003

                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612




July 3, 2003

Dear Stockholder,

I am writing to you today to provide information on our recent public announcements. For your information I have attached three press releases that are important for you to know about. I'd like to take a moment to tell you why these are important indications that Cotelligent is on its way to restoring shareholder value.

On Monday, we announced new engagements the Company recently sold that represent revenue we will realize over the next couple of years. As you will see in the attached press release, these new engagements are with both existing clients and clients new to Cotelligent. These new engagements are important because 1) both clients and prospects are beginning to spend money on these kinds of engagements again following two years of depressed spending 2) our existing clients continue to have confidence in Cotelligent to deliver critical applications to their workforce and 3) companies we have not worked with previously are entrusting Cotelligent to extend, integrate and enhance their information technology in new and productive ways.

Wednesday afternoon, we announced the signing of a non-binding Letter of Intent to acquire a field force automation software company which we believe, when combined with Cotelligent, presents a strong and compelling force. As you may recall, in April I sent you a letter indicating our strategy to gain scale and improve our opportunity to compete by merging with or acquiring two to three companies with technology in mobile business applications that compliment our capabilities. The announcement of this Letter of Intent demonstrates that we are effectively executing this strategy and, we expect the result will help to improve our share price and valuation.

Also attached you will find a press release from our partner IBM that presents how Cotelligent is working together with IBM to provide important technology. I feel our partnership with IBM is gaining strength. They have confidence in our capabilities and are bringing us into more new opportunities than we've seen in the past.

I hope you find the attached press releases to be of interest. Despite what you may be reading elsewhere, your Company is executing a sound strategy, our performance is improving following a very challenging downturn in the technology sector and we're intent upon improving the value of your Cotelligent shares. I would greatly appreciate the opportunity to continue to lead the Company and resurrect our success. Please fax your white proxy card in support of my election as Director at your earliest opportunity to Mackenzie at 212.929.0308.

Sincerely,

/s/ JAMES R. LAVELLE

James R. Lavelle







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                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612



               COTELLIGENT, INC. AWARDED $7 MILLION IN CONTRACTS
                             EXTENDING THROUGH 2005

Company Enjoys a Flurry of Activity in the last Thirty days as Clients Agree to
                             Multi-year Commitments

Irvine, CA -June 30, 2003 - Cotelligent, Inc. (OTC BB: CGZT), a leading developer of business solutions that enhance, integrate and extend enterprise information to mobile and Web technologies, announced today that it has entered into agreements with several clients resulting in $7 million of revenue through 2005.

The contracts are significant for several reasons. The clients represent a cross section of industries which reduces Cotelligent's dependence on any one industry sector. Additionally, the engagements encompass the entire breadth of Cotelligent offerings including, software development, help desk, hosting and maintenance.

"The multi-year agreements reflect the confidence these clients have in Cotelligent and its ability to deliver winning solutions and post-implementation support for the long term," said James Lavelle, Chairman and CEO. "These new contracts validate our strategy of deploying reusable technology to build solutions that precisely fit each client's needs and extend information to mobile workforces and remote customers."

Three factors were significant in Cotelligent's ability to win these contracts.

First, Cotelligent differentiates itself with its experience developing custom business applications that integrate legacy systems and extend information across a variety of mobile and Web-centric technologies. Cotelligent is making the "Real-time Enterprise" a reality and providing its clients a competitive advantage through improved employee productivity and customer satisfaction.

Secondly, Cotelligent is dedicated to a strategy of reuse that optimizes design, architecture and application development to enhance system performance. This reuse strategy allows Cotelligent to develop solutions that are typically deliverable in half the time and at half the cost of traditionally developed custom solutions, resulting in a more immediate positive impact on user productivity.

Finally, the Company has an unbiased view with expertise in several technology environments and is a partner of both IBM and Microsoft. Cotelligent is one of only ten IBM partners certified to develop applications for their new Websphere Everyplace Access (WEA) platform. Cotelligent is also a Microsoft Gold Certified Partner and has the distinction of being one of only twenty companies in the Southwest Region to have also been selected as a Microsoft Managed Partner. Cotelligent has implemented over 100 systems employing Microsoft technologies including one of the first .Net projects in the nation.

                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612


About Cotelligent, Inc.
-----------------------

Cotelligent Inc. (www.cotelligent.com) creates customized business applications that precisely fit each client's needs and are built from proven, reusable components on a solid foundation of design and architecture. Through a collaborative and consultative approach, Cotelligent delivers solutions that meet each client's unique objectives and extend the reach of their enterprise. The Cotelligent comprehensive strategy of reuse encompasses our collective experience that allows us to build customized solutions that deliver immediate results while reducing costs and implementation time.

Cotelligent (OTC BB: CGZT) was established in 1996 and is a debt-free public company. We employ 150 people throughout the U.S. with headquarters in Irvine, California.

Company Contact:

Douglas B. Boxx
Director of Marketing
Cotelligent
100 Theory, Suite 200
Irvine, CA 92612
(949) 823-1674
doug.boxx@cotelligent.com



Safe Harbor Statement

Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the extent to which customers invest in IT infrastructures; the availability of qualified IT professionals; the rate of hiring, productivity, and retention of revenue-generating personnel; changes in the pricing of Cotelligent's services; the timing and rate of entrance into new regional and international markets; the structure and timing of acquisitions or investments; the possibility that technologies will not perform according to expectations or be accepted by the market; the market price for Cotelligent common stock and general economic conditions. Please refer to the discussion of risk factors and other factors included in Cotelligent's most recent Report on Form 10-Q, Report on Form 10-K for the year ended December 31, 2002, and other filings made with the Securities and Exchange Commission.

                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612


IBM Release

                     IBM Makes Wireless Roaming More Secure

WebSphere Software for Wireless Networks Achieves Highest Level of FIPS Security
                                 Certification


ARMONK, NY -- Jun 24, 2003 -- IBM today announced new software and services that set the bar higher for secure, seamless roaming across multiple types of wireless and wired networks. The new software and solutions provide mobile workers with the highest level of secure access to enterprise information from the growing number of wireless "hot-spots" being rolled out around the globe, in places ranging from airports and truckstops to coffee shops.

Awarded the U.S. and Canadian government's highest Federal Information Processing Standard, or FIPS rating, for security certification, the newest version of the company's WebSphere Everyplace Connection Manager software provides easier, more secure and more cost-efficient access to key information through the use of wireless technology. This allows mobile workers to improve productivity, protect the privacy of important data and maximize companies' return on their wireless IT investments. Additionally, IBM Global Services security consultants, using Wireless Security Auditor and other leading wireless security tools, provide our clients' system administrators a way of assessing security vulnerability in wireless systems to assure the highest possible level of security. IGS helps enterprises, as well as Service Providers, deploy the new high security software and networks.

"WebSphere Everyplace Connection Manager raises the bar to new heights for mobile workers who need secure access to data from multiple types of computing devices," said Joe Damassa, vice president, IBM Pervasive Computing Division. "As hot-spots continue to grow in popularity, IBM is making it easier for mobile workers to securely access important information across multiple networks without interruption so they can do business at anytime from virtually anyplace."

With the new version of WebSphere Everyplace Connection Manager, mobile employees can use a laptop or a PDA to move from location to location, enjoying secure, high speed access to information across Wi-Fi, cellular, wireless data telecommunications, iDEN, CDMA, and PWLAN hot spots, without interrupting Web connections or losing an existing session. The software creates a mobile VPN for both Internet Protocol (IP) networks and non-IP or private packet radio networks, that protects sensitive enterprise data by encrypting data, optimizing performance and reducing transmission costs.

Without the secure, seamless, cross networking roaming capability in this software, an end user would be disconnected from their session and forced to repeatedly restart the application, re-authenticate to the firewall, obtain a new Internet Protocol address, and renew the VPN connection. Maintaining a secure seamless connection when roaming is particularly important while exchanging instant messages because dropping the connection




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                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612



would result in losing an entire conversation string. This is important to homeland security and public safety agencies communicating across multiple jurisdictions, for instance, that may be sharing information across different networks in a crisis.

IBM business partners like Cotelligent, which build customized business solutions that enhance, integrate and extend current environments with Mobile and Web technologies, are benefiting from building mobile applications on the highly secure WebSphere platform.

"IBM's WebSphere Everyplace Connection Manager provides a secure gateway for customers to access information remotely across multiple wireless networks," said John DeWald, Vice President of Technology Cotelligent, Inc. "WebSphere Everyplace Connection Manager provides a variety of support services that can help implement security applications, control wireless usage costs and extend link complex infrastructures through legacy wireless networks."

Secure access to data and improved efficiency, productivity and cost savings are among the benefits users will gain from new features in the software and services which include:

Meets the Highest Industry Standard for Security Certification
IBM WebSphere Everyplace Connection Manager software was recently awarded the Federal Information Processing Standard FIPS 140-2 level of certification on AIX 5.2, Trusted Solaris and all Windows clients, widely viewed as the most stringent security standard internationally. FIPS 140-2 was developed by U.S. and Canadian governments and defines the requirements for commercial cryptographic products that may be procured by U.S and Canadian Federal agencies. It is also becoming a sought-after indicator throughout federal, provincial, state, and local governments, as well as security-insistent enterprises to validate the degree of security "robustness" of enterprise networking products.

Enables Customers to Prioritize Their Network of First Choice
Wireless road-warriors can now benefit from a new customized network roaming feature, which enables users to customize the software to prioritize the network they prefer to access data from based on important business priorities -- for example, determining the most cost-effective network, which network offers the highest-speed access to data, or provides the most bandwidth available to wirelessly download a particular kind of data type.

Reduces Costs Through Advanced Data Compression Optimization
WebSphere Everyplace Connection Manager utilizes new advanced data compression optimization technologies to reduce costs associated with data transmission, by reducing the size of bytes and the bandwidth of files being transmitted wirelessly -- thereby speeding the transmission of data across a network or multiple networks, resulting in lower connection fees for enterprises. Initial performance testing demonstrates WebSphere Everyplace Connection Manager can improve network throughput of a typical 15-20 KBS GPRS network to as high as 49Kbps. By compressing data and optimizing transmission-- resulting in dramatic cost savings, increased mobile worker productivity and improved




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                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612


customer satisfaction.

Enterprises Protect Data and Maximize ROI:
Some of the customers benefiting from IBM's wireless solutions include:

The Air Force Material Center at Hill Air Force Base, HAFB, in Ogden, Utah, expects to save millions of dollars a year from a highly secure FIPS-140 certified IBM wireless solution using WebSphere Everyplace Connection Manager to radically transform the way it manages worldwide logistical support for the repair, replacement and maintenance of thousands of components for the nation's fleet of F-16, A-10 and C-130 military aircraft.

IBM and a partnership of public safety and transportation agencies in Virginia, Maryland and the District of Columbia are building the Capital Wireless Integrated Network (CapWIN) for the Washington D.C. region. The first interoperable wireless system to span multi-state government jurisdictions, the network will enable officials from more than 40 local, state, and federal agencies to communicate with each other in real time roaming across various networks via an Instant Messaging application deployed on low cost, industry standard devices such as PCs, PDAs and data enabled mobile phones running WebSphere Everyplace Connection software to enable network roaming. Authorized users will be able to set up response teams -- restricted-access, high-performance chat rooms -- designed to help handle unexpected events, such as natural disasters, traffic collisions, fires or terrorist threats.

WebSphere Everyplace Connection Manager version 5.0 is currently available. It can be purchased as an individual product or as part of IBM's new Mobile Office Entry Jumpstart solution.

In addition to WebSphere Everyplace Connection Manager software, IBM's Mobile Office Entry Jumpstart solution also includes WebSphere Everyplace Access software, IBM eServers and IBM services to help enterprises in numerous industries pilot and test run the software with Palm Tungsten handheld computers supporting up to 50 clients. WebSphere Everyplace Access is middleware that enable s a wide range of pervasive devices to provide mobile professionals constant wireless access to a wide range of enterprise data in databases as well as personal productivity applications and Lotus Instant Messaging to support Sales Force Automation and Fie ld Force Automation.

About IBM:
IBM is the world's largest information technology company, with 80 years of leadership in helping businesses innovate. Drawing on resources from across IBM and key business partners, IBM offers a wide range of services, solutions and technologies that enable customers to take full advantage of the on demand era. More information about IBM can be found on the Web at www.ibm.com.

                                     # # #

                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612


              COTELLIGENT, INC. NEGOTIATING ACQUISITION TO EXPAND
                  MARKET SHARE OF GROWING MOBILITY MARKETPLACE


   Companies' complementary expertise will expand offerings to and support of clients

Irvine, CA -July 2, 2003 - Cotelligent, Inc. (OTC BB: CGZT), a leading developer of business solutions that enhance, integrate and extend enterprise information to mobile and Web technologies, announced today that it has signed a non-binding letter of intent to acquire a Field Force Automation (FFA) software company that will strengthen Cotelligent's position in the mobility marketplace.

Cotelligent is currently in advanced negotiations and due diligence with the undisclosed software company and expects to sign a definitive agreement in July. Certain conditions must be met prior to closing.

In a letter to shareholders this past April, Cotelligent discussed its on-going strategy to merge, acquire or invest in companies that would strengthen Cotelligent's competitive position. One part of the strategy is to build upon Cotelligent's capability in mobile solutions and post-implementation support. "Cotelligent now has an outstanding platform with a strong infrastructure, clean balance sheet, significant operating capital ...and most importantly, the management know-how to build to greater scale in a tough environment," wrote James Lavelle, Cotelligent Chairman and CEO.

The other part of the strategy calls for stronger critical mass of revenue and lower combined company SG&A by leveraging Cotelligent's scalable infrastructure. The contemplated acquisition achieves these objectives by realizing a significant incremental increase in revenue and reduction of the combined operating expenses.

In addition, Cotelligent believes the acquisition will leverage its mobility application development expertise with an FFA software product which complements Cotelligent's strategy. "We believe both companies' shareholders will benefit by merging capabilities compared with a go-it-alone strategy. Their specific industry expertise and global reach will make Cotelligent an even stronger contender with our combined global clients and prospects," said Lavelle.

The potential is already being realized by new prospects. Both companies are currently proposing the use of the software company's product hosted by Cotelligent and supported by Cotelligent's help desk.

                                                           100 Theory, Suite 200
[LOGO] COTELLIGENT                                      Irvine, California 92612


About Cotelligent, Inc.
-----------------------

Cotelligent Inc. (www.cotelligent.com) creates customized business applications that precisely fit each client's needs and are built from proven, reusable components on a solid foundation of design and architecture. Through a collaborative and consultative approach, Cotelligent delivers solutions that meet each client's unique obje ctives and extend the reach of their enterprise. The Cotelligent comprehensive strategy of reuse encompasses our collective experience that allows us to build customized solutions that deliver immediate results while reducing costs and implementation time. Cotelligent (OTC BB: CGZT) was established in 1996 and is a debt-free public company. We employ 140 people throughout the U.S. with headquarters in Irvine, California.

Company Contact:

Douglas B. Boxx
Director of Marketing
Cotelligent
100 Theory, Suite 200
Irvine, CA 92612
(949) 823-1674
doug.boxx@cotelligent.com


Safe Harbor Statement

Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the extent to which customers invest in IT infrastructures; the availability of qualified IT professionals; the rate of hiring, productivity, and retention of revenue-generating personnel; changes in the pricing of Cotelligent's services; the timing and rate of entrance into new regional and international markets; the structure and timing of acquisitions or investments; the possibility that technologies will not perform according to expectations or be accepted by the market; the market price for Cotelligent common stock and general economic conditions. Please refer to the discussion of risk factors and other factors included in Cotelligent's most recent Report on Form 10-Q, Report on Form 10-K for the year ended December 31, 2002, and other filings made with the Securities and Exchange Commission.